Exhibit 99.1

Investors
Trey Huffman
404-748-6219
huffmanal@elnk.com

Media
Randi Drinkwater
404-709-3404
randi.drinkwater@elnk.com

EARTHLINK REPORTS FIRST QUARTER 2016 RESULTS

STRONG CASH FLOW AND DEBT REDUCTION HIGHLIGHT RESULTS

•                  Revenue of $254.3 million

•                  Net income of $7.9 million and net income per share of $0.07

•                  Adjusted EBITDA of $61.7 million

•                  Net cash provided by operating activities of $10.6 million

•                  Unlevered Free Cash Flow of $43.2 million

•                  Repurchased $7 million of outstanding 8.875% senior notes and repaid $35 million balance on outstanding revolving credit facility

•                  Ending cash balance of $60.7 million

ATLANTA, GA - May 2, 2016 - EarthLink (EarthLink Holdings Corp., NASDAQ: ELNK), a leading network services provider dedicated to delivering great customer experiences, today announced financial results for its first quarter of 2016.

“2016 is a transformational year for EarthLink as we work to become the industry leader in network services in the cloud world,” said EarthLink Chief Executive Officer and President Joe Eazor. “In the first quarter, we made progress on our journey and delivered solid financial results, including strong cash flow and further debt reduction.”

First Quarter 2016 Financial Summary

				Fourth	First
Figures in US $ millions,	First Quarter			Quarter	Quarter
except per share	2015	2016	Change	2015	2016	Change
Revenues
Enterprise/Mid-Market	$114.4	$104.7	(8.5)%	$106.2	$104.7	(1.4)%
Small Business	79.0	62.1	(21.5)%	66.5	62.1	(6.6)%
Carrier/Transport	32.9	36.1	9.7%	34.3	36.1	5.2%
Consumer	56.1	51.4	(8.4)%	53.3	51.4	(3.6)%
Total Revenue	282.4	254.3	(10.0)%	260.2	254.3	(2.3)%

Gross Margin	153.0	139.1	(9.1)%	138.5	139.1	0.4%

Operating Expenses	95.3	81.4	(14.6)%	88.4	81.4	(7.9)%

Net Income (Loss)	(10.5)	7.9	NM	(12.3)	7.9	NM
Net Income (Loss) per share	(0.10)	0.07	NM	(0.12)	0.07	NM

Adjusted EBITDA (1)	61.1	61.7	1.0%	53.9	61.7	14.5%

Capital Expenditures	17.5	18.6	6.3%	27.1	18.6	(31.4)%

Cash	108.1	60.7	(43.8)%	91.3	60.7	(33.5)%

Gross Debt Outstanding (2)	578.9	466.9	(19.3)%	508.9	466.9	(8.3)%

Net Cash Provided by Operating Activities	18.9	10.6	(43.9)%	41.4	10.6	(74.4)%

Unlevered Free Cash Flow (1)	43.6	43.2	(0.9)%	26.8	43.2	61.2%

(1) Adjusted EBITDA and Unlevered Cash Flow are non-GAAP measures, see definitions in “Non-GAAP Measures” below.

(2) Gross debt outstanding excludes unamortized debt issuance costs, unamortized debt discount and capital leases.

NM - Percentage is not meaningful

Revenue and Gross Margin

•                  Total revenue was $254.3 million during the first quarter of 2016, a decline of 10.0% from the prior year quarter and 2.3% from the fourth quarter of 2015.

•                  On February 1, 2016, the Company sold certain assets related to its IT services product offerings. Total revenue during the first quarter of 2016 included $3.4 million of IT services revenue, compared to $11.8 million during the first quarter of 2015 and $10.2 million during the fourth quarter of 2015.

•                  Total revenue during the first quarter of 2016 included $0.9 million of favorable settlements, compared to $2.1 million during the first quarter of 2015 and $0.9 million during the fourth quarter of 2015. In addition, total revenue during the first quarter of 2016 included $2.2 million of other favorable one-time revenue items.

•                  Gross margin during the first quarter of 2016 was $139.1 million, compared to $153.0 million in the first quarter of 2015 and $138.5 million in the fourth quarter of 2015. Cost of revenue in the first quarter of 2016 included $3.9 million of favorable settlements, compared to $3.6 million in the first quarter of 2015 and $2.2 million in the fourth quarter of 2015.

Net Income (Loss) and Adjusted EBITDA

•                  Net income was $7.9 million during the first quarter of 2016. This compares to a net loss of $(10.5) million in the first quarter of 2015 and $(12.3) million in the fourth quarter of 2015. Net income during the first quarter of 2016 includes a $5.7 million pretax gain on the sale of the Company’s IT services assets. Net income during the first quarter of 2016 also reflects a decrease in depreciation and amortization expense primarily due to certain assets becoming fully amortized and a decrease in interest expense due to lower outstanding debt as compared to the prior year periods.

•                  Adjusted EBITDA (a non-GAAP measure, see definition in “Non-GAAP Measures” below) was $61.7 million in the first quarter of 2016. This compares to $61.1 million in the first quarter of 2015 and $53.9 million during the fourth quarter of 2015. Adjusted EBITDA in the first quarter of 2016 includes the aforementioned revenue and cost of revenue settlements and one-time items, which totaled $7.0 million.

Balance Sheet and Cash Flow

•                  Net cash provided by operating activities was $10.6 million during the first quarter of 2016. This compares to net cash provided by operating activities of $18.9 million in the first quarter of 2015 and $41.4 million in the fourth quarter of 2015. Net cash provided by operating activities was unfavorably impacted in the first quarter by seasonal changes to net working capital.

•                  Unlevered Free Cash Flow (a non-GAAP measure, see definition in “Non-GAAP Measures” below) was $43.2 million during the first quarter of 2016. This compares to Unlevered Free Cash Flow of $43.6 million in the first quarter of 2015 and $26.8 million in the fourth quarter of 2015.

•                  EarthLink ended the first quarter of 2016 with $60.7 million in cash. EarthLink received $26.0 million of cash from the sale of its IT services assets. EarthLink repurchased $7.0 million of outstanding 8.875% senior notes at an average price of $100.35 per $100 face value of notes and repaid all of the $35.0 million outstanding under its revolving credit facility during the first quarter of 2016.

Non-GAAP Measures

Adjusted EBITDA is defined as net income (loss) before interest expense and other, net, income taxes, depreciation and amortization, stock-based compensation expense, impairment of goodwill and long-lived assets, restructuring, acquisition and integration-related costs, gain on sale of business and loss on extinguishment of debt. Unlevered Free Cash Flow is defined as net income (loss) before interest expense and other, net, income taxes, depreciation and amortization, stock-based compensation expense, impairment of goodwill and long-lived assets, restructuring, acquisition and integration-related costs, gain on sale of business and loss on extinguishment of debt, less cash used for purchases of property and equipment.

Adjusted EBITDA and Unlevered Free Cash Flow are non-GAAP financial measures. They should not be considered in isolation or as an alternative to measures determined in accordance with U.S. generally accepted accounting principles. Please refer to the Consolidated Financial Highlights for a reconciliation of these non-GAAP financial measures to the most comparable measures reported in accordance with U.S. generally accepted accounting principles and Footnote 4 of the Consolidated Financial Highlights for a discussion of the presentation, comparability and use of such financial measures.

Conference Call for Analysts and Investors

EarthLink’s First Quarter 2016 Conference Call will be held on Tuesday, May 3, 2016, at 8:30 a.m. ET and hosted by EarthLink’s Chief Executive Officer and President Joseph F. Eazor and Executive Vice President and Chief Financial Officer Louis M. Alterman.

The dial-in number is: (866) 887-3882.

Participants should reference the conference ID number 91321780 or “EarthLink First Quarter 2016 Earnings Call” and dial in 10 minutes prior to the scheduled start time.

Webcast

A live webcast of the conference call will be available at: http://ir.earthlink.net/.

Presentation

An investor presentation to accompany the conference call and webcast will be available at: http://ir.earthlink.net/

Replay

A webcast replay will be available from 11:30 a.m. ET on May 3, 2016 through midnight on June 3, 2016. Dial toll-free: (855) 859-2056. The replay confirmation code is 91321780. The webcast will be archived on the company’s website at: http://ir.earthlink.net/events.cfm.

About EarthLink

EarthLink (EarthLink Holdings Corp., NASDAQ: ELNK) is a leading network services provider dedicated to delivering great customer experiences in a cloud connected world. We help thousands of multi-location businesses securely establish critical connections in the cloud. Our solutions for cloud and hybrid networking, security and compliance, and unified communications provide the cost-effective performance and agility to serve customers anytime, anywhere, via any channel, or any device. We operate a nationwide network spanning 29,000+ fiber route miles, with 90 metro fiber rings and secure data centers that provide ubiquitous data and voice IP coverage. To learn why thousands of specialty retailers, restaurants, franchisors, financial institutions, healthcare providers, professional service firms, local governments, residential consumers and other carriers choose to connect with us, visit us at www.earthlink.com, @earthlink, on LinkedIn and Google+.

Cautionary Information Regarding Forward-Looking Statements

This press release includes “forward-looking” statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. With respect to such forward-looking statements, we seek the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation: (1) that we may not be able to execute our strategy to successfully transition to a leading managed network, security and cloud services provider, which could adversely affect our results of operations and cash flows; (2) that we may not be able to increase revenues from our growth products and services to offset declining revenues from our traditional products and services, which could adversely affect our results of operations and cash flows; (3) that if we are unable to adapt to changes in technology and customer demands, we may not remain competitive, and our revenues and operating results could suffer; (4) that failure to achieve operating efficiencies and otherwise reduce costs would adversely affect our results of operations and cash flows; (5) that we may have to undertake further restructuring plans that would require additional charges; (6) that we may be unable to successfully divest non-strategic products, which could adversely affect our results of operations; (7) that acquisitions we complete could result in operating difficulties, dilution, increased liabilities, diversion of management attention and other adverse consequences, which could adversely affect our results of operations; (8) that we face significant competition in our business markets, which could adversely affect our results of operations; (9) that failure to retain existing customers could adversely affect our results of operations and cash flows; (10) that decisions by legislative or regulatory authorities, including the Federal Communications Commission, relieving incumbent carriers of certain regulatory requirements, and possible further deregulation in the future, may restrict our ability to provide services and may increase the costs we incur to provide these services; (11) that if we are unable to interconnect with AT&T, Verizon and other incumbent carriers on acceptable terms, our ability to offer competitively priced local telephone services will be adversely affected; (12) that the continued decline in switched access and reciprocal compensation revenue will adversely affect our results of operations; (13) that failure to obtain and maintain necessary permits and rights-of-way could interfere with our network infrastructure and operations; (14) that if our larger carrier customers terminate the service they receive from us, our wholesale revenue and results of operations could be adversely affected; (15) that we obtain a majority of our network equipment and software from a limited number of third-party suppliers; (16) that work stoppages experienced by other communications companies on whom we rely for service could adversely impact our ability to provision and service our customers; (17) that our commercial and alliance arrangements may not be renewed or may not generate expected benefits, which could adversely affect our results of operations; (18) that our consumer business is dependent on the availability of third-party network service providers; (19) that we face significant competition in the Internet access industry that could reduce our profitability; (20) that the continued decline of our consumer access subscribers will adversely affect our results of operations; (21) that lack of regulation governing wholesale Internet service providers could adversely affect our operations; (22) that cyber security breaches could harm our business; (23) that privacy concerns relating to our business could damage our reputation and deter current and potential users from using our services; (24) that interruption or failure of our network, information systems or other technologies could impair our ability to provide our services, which could damage our reputation and harm our operating results; (25) that our business depends on effective business support systems and processes; (26) that if we, or other industry participants, are unable to successfully defend against disputes or legal actions, we could face substantial liabilities or suffer harm to our financial and operational prospects; (27) that we may be accused of infringing upon the intellectual property rights of third parties, which is costly to defend and could limit our ability to use certain technologies in the future; (28) that we may not be able to protect our intellectual property; (29) that we may be unable to hire and retain sufficient qualified personnel, and the loss of any of our key executive officers could adversely affect us; (30) that unfavorable general economic conditions could harm our business; (31) that government regulations could adversely affect our business or force us to change our business practices; (32) that our business may suffer if third parties are unable to provide services or terminate their relationships with us; (33) that we may be required to recognize impairment charges on our goodwill and other intangible assets, which would adversely affect our results of operations and financial position; (34) that we may have exposure to greater than anticipated tax liabilities and we may be limited in the use of our net operating losses and certain other tax attributes in the future; (35) that our indebtedness could adversely affect our financial health and limit our ability to react to changes in our business and industry; (36) that we may require substantial capital to support business growth, and this capital may not be available to us on acceptable terms, or at all; (37) that our debt agreements include restrictive covenants, and failure to comply with these covenants could trigger acceleration of payment of outstanding indebtedness; (38) that we may reduce, or cease payment of, quarterly cash dividends; (39) that our stock price may be volatile; (40) that provisions of our certificate of incorporation, bylaws and other elements of our capital structure could limit our share price and delay a change of control of the company; and (41) that our bylaws designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ flexibility in obtaining a judicial forum for disputes with us or our directors, officers or employees. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ significantly from management’s expectations, are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2015.

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EARTHLINK HOLDINGS CORP.

Unaudited Condensed Consolidated Statements Of Operations

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2015	2016

Revenues	$282,447	$254,262
Operating costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	129,462	115,206
Selling, general and administrative (exclusive of depreciation and amortization shown separately below)	95,258	81,412
Depreciation and amortization	47,264	40,199
Restructuring, acquisition and integration-related costs (1)	5,372	3,013
Total operating costs and expenses	277,356	239,830
Income from operations	5,091	14,432
Gain on sale of business (2)	—	5,727
Interest expense and other, net	(13,937)	(11,109)
Loss on extinguishment of debt (3)	(1,286)	(232)
Income (loss) before income taxes	(10,132)	8,818
Income tax provision	(351)	(951)
Net income (loss)	$(10,483)	$7,867

Net income (loss) per share
Basic	$(0.10)	$0.08
Diluted	$(0.10)	$0.07

Weighted average common shares outstanding
Basic	102,611	104,433
Diluted	102,611	107,700

Dividends declared per share	$0.05	$0.05

EARTHLINK HOLDINGS CORP.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except per share data)

	December 31, 2015	March 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$91,296	$60,713
Accounts receivable, net of allowance of $3,537 and $2,984 as of December 31, 2015 and March 31, 2016, respectively	74,724	77,249
Prepaid expenses	14,187	13,884
Other current assets	9,724	8,898
Total current assets	189,931	160,744
Property and equipment, net	372,504	348,171
Goodwill	137,751	135,489
Other intangible assets, net	25,325	9,867
Other long-term assets	9,141	8,559
Total assets	$734,652	$662,830

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,442	$11,739
Accrued payroll and related expenses	50,532	14,681
Other accrued liabilities	64,305	71,393
Deferred revenue	40,229	37,904
Current portion of long-term debt and capital lease obligations	6,787	1,864
Total current liabilities	180,295	137,581
Long-term debt and capital lease obligations	505,613	469,003
Long-term deferred income taxes, net	3,876	4,202
Other long-term liabilities	22,022	26,427
Total liabilities	711,806	637,213

Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000 shares authorized, 0 shares issued and outstanding as of December 31, 2015 and March 31, 2016	—	—
Common stock, $0.01 par value, 300,000 shares authorized, 200,207 and 201,397 shares issued as of December 31, 2015 and March 31, 2016, respectively, and 103,880 and 105,070 shares outstanding as of December 31, 2015 and March 31, 2016, respectively	2,002	2,014
Additional paid-in capital	2,026,638	2,021,530
Accumulated deficit	(1,260,937)	(1,253,070)
Treasury stock, at cost, 96,327 shares as of December 31, 2015 and March 31, 2016	(744,857)	(744,857)
Total stockholders’ equity	22,846	25,617
Total liabilities and stockholders’ equity	$734,652	$662,830

EARTHLINK HOLDINGS CORP.

Reconciliation of Net Income (Loss) to Adjusted EBITDA (4)

(in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2015	2016
Net income (loss)	$(10,483)	$(12,282)	$7,867
Interest expense and other, net	13,937	11,192	11,109
Income tax provision (benefit)	351	(91)	951
Depreciation and amortization	47,264	46,826	40,199
Stock-based compensation expense	3,415	3,730	4,086
Restructuring, acquisition and integration-related costs (1)	5,372	4,484	3,013
Gain on sale of business (2)	—	—	(5,727)
Loss on extinguishment of debt (3)	1,286	—	232
Adjusted EBITDA (4)	$61,142	$53,859	$61,730

Reconciliation of Net Income (Loss) to Unlevered Free Cash Flow (4)

(in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2015	2016
Net income (loss)	$(10,483)	$(12,282)	$7,867
Interest expense and other, net	13,937	11,192	11,109
Income tax provision (benefit)	351	(91)	951
Depreciation and amortization	47,264	46,826	40,199
Stock-based compensation expense	3,415	3,730	4,086
Restructuring, acquisition and integration-related costs (1)	5,372	4,484	3,013
Gain on sale of business (2)	—	—	(5,727)
Loss on extinguishment of debt (3)	1,286	—	232
Purchases of property and equipment	(17,529)	(27,055)	(18,573)
Unlevered Free Cash Flow (4)	$43,613	$26,804	$43,157

Reconciliation of Net Cash Provided by Operating Activities to Unlevered Free Cash Flow (4)

(in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2015	2016
Net cash provided by operating activities	$18,865	$41,359	$10,630
Income tax provision (benefit)	351	(91)	951
Non-cash income taxes	(185)	(145)	(298)
Interest expense and other, net	13,937	11,192	11,109
Amortization of debt discount and debt issuance costs	(1,029)	(831)	(859)
Restructuring, acquisition and integration-related costs (1)	5,372	4,484	3,013
Changes in operating assets and liabilities	23,741	(2,324)	36,589
Purchases of property and equipment	(17,529)	(27,055)	(18,573)
Other, net	90	215	595
Unlevered Free Cash Flow (4)	$43,613	$26,804	$43,157

Net cash (used in) provided by investing activities	$(17,529)	$(27,055)	$7,427
Net cash used in financing activities	$(27,416)	$(10,631)	$(48,640)

EARTHLINK HOLDINGS CORP.

Supplemental Schedules of Segment Information (5)

(in thousands)

The following table presents segment results for the three months ended March 31, 2015 and 2016:

	Three Months Ended
	March 31,
	2015	2016
Enterprise/Mid-Market
Revenues	$114,391	$104,689
Cost of revenues (excluding depreciation and amortization)	56,272	51,571
Gross margin	58,119	53,118
Small Business
Revenues	79,054	62,133
Cost of revenues (excluding depreciation and amortization)	37,597	29,734
Gross margin	41,457	32,399
Carrier/Transport
Revenues	32,872	36,069
Cost of revenues (excluding depreciation and amortization)	15,593	15,464
Gross margin	17,279	20,605
Consumer
Revenues	56,130	51,371
Cost of revenues (excluding depreciation and amortization)	20,000	18,437
Gross margin	36,130	32,934
Total Segments
Revenues	282,447	254,262
Cost of revenues (excluding depreciation and amortization)	129,462	115,206
Gross margin	$152,985	$139,056

The following table presents a reconciliation of segment gross margin to consolidated income (loss) before income taxes for the three months ended March 31, 2015 and 2016:

	Three Months Ended
	March 31,
	2015	2016
Gross margin	$152,985	$139,056
Operating costs and expenses:
Selling, general and administrative expenses	95,258	81,412
Depreciation and amortization	47,264	40,199
Restructuring, acquisition and integration-related costs	5,372	3,013
Total operating costs and expenses	147,894	124,624
Gain on sale of business	—	5,727
Interest expense and other, net	(13,937)	(11,109)
Loss on extinguishment of debt	(1,286)	(232)
Income (loss) before income taxes	$(10,132)	$8,818

EARTHLINK HOLDINGS CORP.

Supplemental Schedule of Revenue Detail

(in thousands)

	Three Months Ended
	March 31,
	2015	2016
	(in thousands)

Monthly recurring revenues	$247,975	$223,402
Usage revenues	27,678	22,458
Equipment revenues	3,724	4,107
Non-recurring and other revenues	3,070	4,295
Total revenues	$282,447	$254,262

EARTHLINK HOLDINGS CORP.

Supplemental Financial Data

	March 31,	December 31,	March 31,
	2015	2015	2016

Number of employees at end of period (6)	2,402	2,138	1,895

EARTHLINK HOLDINGS CORP.

Consumer Operating Metrics

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2015	2016

Average narrowband subscribers (7)	475,000	454,000	441,000
Average broadband subscribers (7)	331,000	286,000	275,000
Average consumer subscribers (7)	806,000	740,000	716,000

ARPU (8)	$23.20	$24.01	$23.91
Churn rate (9)	2.1%	1.8%	1.8%

EARTHLINK HOLDINGS CORP.

Footnotes to Consolidated Financial Highlights

1.              Restructuring, acquisition and integration-related costs consisted of the following for the periods presented (in thousands):

	Three Months Ended March 31,
	2015	2016

Integration-related costs	$1,317	$1,779
Severance, retention and other employee costs	2,901	891
Facility-related costs	1,154	343
Restructuring, acquisition and integration-related costs	$5,372	$3,013

Restructuring, acquisition and integration-related costs consist of costs related to the Company’s restructuring, acquisition and integration-related activities. Such costs include: 1) integration-related costs, such as system conversions, rebranding costs and integration-related consulting and employee costs; 2) severance, retention and other employee termination costs associated with acquisition and integration activities and with certain voluntary employee separations; and 3) facility-related costs, such as lease termination and asset impairments.

2.              On February 1, 2016, the Company sold certain assets related to its IT services product offerings. The primary purpose of the sale was to simplify operations and provide more flexibility to invest in new capabilities and services to drive growth in the Company’s core business. The purchase price in the transaction was $29.0 million, subject to post-closing contingencies that could increase or decrease the purchase price by $5.0 million. The Company received $26.0 million of cash upon completion of the sale. The other $3.0 million of consideration was deposited into an escrow account to fund potential indemnification obligations. The Company recognized a pretax gain of $5.7 million and recorded a $2.0 million deferred gain for contingent consideration. The carrying amount of the IT services assets was $17.5 million, which included $11.4 million of property and equipment, $2.3 million of goodwill, $3.5 million of other intangible assets and $0.3 million of other assets and liabilities. Total revenue of the Company’s IT services business was approximately $11.8 million and $3.4 million, respectively, during the three months ended March 31, 2015 and 2016. Total revenue of the Company’s IT services business included in its Enterprise/Mid-Market segment was $7.9 million and $2.3 million during the during the three months ended March 31, 2015 and 2016, respectively, and total revenue of the Company’s IT services business included in its Small Business segment was $3.9 million and $1.1 million during the during the three months ended March 31, 2015 and 2016, respectively.

3.              During the three months ended March 31, 2015 and 2016, the Company repurchased $21.1 million and $7.0 million, respectively, outstanding principal of its 8.875% Senior Notes due 2019 and recorded $1.3 million and $0.2 million, respectively, for losses on extinguishment of debt. The losses consisted of premiums paid on the Company’s debt repayments, the write-off of unamortized discount on debt and the write-off of unamortized debt issuance costs.

4.              Adjusted EBITDA is defined as net income (loss) before interest expense and other, net, income taxes, depreciation and amortization, stock-based compensation expense, impairment of goodwill and long-lived assets, restructuring, acquisition and integration-related costs, gain on sale of business and loss on extinguishment of debt. Unlevered Free Cash Flow is defined as net income (loss) before interest expense and other, net, income taxes, depreciation and amortization, stock-based compensation expense, impairment of goodwill and long-lived assets, restructuring, acquisition and integration-related costs, gain on sale of business and loss on extinguishment of debt, less cash used for purchases of property and equipment.

Adjusted EBITDA and Unlevered Free Cash Flow are non-GAAP measures and are not determined in accordance with U.S. generally accepted accounting principles. These non-GAAP financial measures are commonly used in the industry and are presented because management believes they provide relevant and useful information to investors. Management uses these non-GAAP financial measures to evaluate the performance of its business and determine bonuses. Management believes that excluding the effects of certain non-cash and non-operating items enables investors to better understand and analyze the current period’s results and provides a better measure of comparability. There are limitations to using these non-GAAP financial measures. Adjusted EBITDA and Unlevered Free Cash Flow are not indicative of cash provided or used by operating activities and may differ from comparable information provided by other companies.  Adjusted EBITDA and Unlevered Free Cash Flow should not be considered in isolation, as an alternative to, or more meaningful than measures of financial performance determined in accordance with U.S. GAAP.

5.              The Company reports segment information along the same lines that its Chief Operating Decision Maker reviews its operating results in assessing performance and allocating resources. The Company’s Chief Operating Decision Maker is its Chief Executive Officer. The Company’s reportable segments are strategic business units that are aligned around distinct customer categories to optimize operations. The Company operates the following four reportable segments:

•                  Enterprise/Mid-Market. The Company’s Enterprise/Mid-Market segment provides a broad range of data, voice and managed network services to distributed multi-site business customers.

•                  Small Business. The Company’s Small Business segment provides a broad range of data, voice and managed network services to small, often single-site business customers.

•                  Carrier/Transport. The Company’s Carrier/Transport segment provides transmission capacity and other data, voice and managed network services to telecommunications carriers and large enterprises.

•                  Consumer. The Company’s Consumer segment provides nationwide Internet access and related value-added services to residential customers.

The Company evaluates performance of its segments based on segment gross margin. Segment gross margin includes revenues from external customers and related cost of revenues. Costs excluded from segment gross margin include selling, general and administrative expenses, depreciation and amortization, impairment of goodwill and intangible assets, restructuring, acquisition and integration-related costs, gain on sale of business, interest expense and other, net, and loss on extinguishment of debt, as they are not considered in the measurement of segment performance.

6.              Represents full-time equivalents.

7.              Consumer average subscribers for the three month periods is calculated by averaging the ending monthly subscribers or accounts for the four months preceding and including the end of the quarterly period.

8.              Consumer ARPU represents the average monthly revenue per user (subscriber). ARPU is computed by dividing average monthly revenue for the period by the average number of subscribers for the period. Average monthly revenue used to calculate ARPU includes recurring service revenue as well as nonrecurring revenues associated with equipment and other one-time charges associated with initiating or discontinuing services.

9.              Consumer churn rate is used to measure the rate at which subscribers discontinue service on a voluntary or involuntary basis.  Churn rate is computed by dividing the average monthly number of subscribers that discontinued service during the period by the average subscribers for the period.